Exhibit 99.2

GROUP MEMBERS

Carlyle/Riverstone Energy Partners III, L.P.

C/R Energy GP III, LLC

C/R Knight Partners, L.P.

Carlyle/Riverstone Knight Investment Partnership, L.P.

C/R Energy III Knight Non-US Partnership, L.P.

Riverstone Energy Coinvestment III, L.P.

Riverstone Coinvestment GP, LLC

Carlyle Energy Coinvestment III, L.P.

Carlyle Energy Coinvestment III GP, L.L.C.

[Identification of Group Members — Exhibit 99.2]